ADVENTRX PHARMACEUTICALS, INC.
CHANGE IN CONTROL SEVERANCE PLAN

(Effective as of December 6, 2012)

This document sets forth all applicable terms of the Change in Control Severance Plan (this “Plan”) of ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), effective as of the date set forth above and until further amended or terminated by the Company’s Board of Directors or a properly authorized committee thereof (collectively, the “Board”) in accordance with Section 12(a). Certain capitalized terms used in this Plan are defined in Section 11.

1. Purpose. The purpose of this Plan is to diminish the distraction of each Participant (as defined below) in the event of a threatened or pending Change in Control by providing financial assistance to a Participant whose employment with the Company is terminated under certain circumstances in connection with a Change in Control.

2. Applicability. This Plan shall be applicable to each employee of the Company listed on Exhibit A hereto (each, a “Participant”), which may be amended by the Company from time to time in accordance with Section 12(a).

3. At-Will Employment. Each Participant’s employment is and shall continue to be at-will, as defined under applicable law. If the Participant’s employment terminates for any reason, the Participant shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Plan or required by applicable law, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

4. Severance Benefits. If a Participant’s employment with the Company terminates as a result of an Involuntary Termination during the Protection Period, and the Participant delivers (and does not revoke) the Release (as defined in Section 9), then the Participant shall be entitled to the following severance benefits:

(a) An amount payable by the Company equal to the result of multiplying (i) the Participant’s annual base salary at the time of the Involuntary Termination, disregarding any reduction in base salary during the Protection Period, by (ii) an amount equal to the quotient of (A) the number of months (the “Benefit Period”) indicated as applicable to the Participate on Exhibit A divided by (B) 12, which amount shall be payable in a lump-sum on the date determined pursuant to Section 9.

(b) An amount payable by the Company to the Participant equal to the estimated cost of continuing the Participant’s health care coverage and the coverage of the Participant’s dependents who are covered at the time of the Involuntary Termination under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for a period equal to the Benefit Period, which amount shall be payable in a lump-sum on the date determined pursuant to Section 9.

Notwithstanding the foregoing, the severance benefits are subject to reduction, if applicable, in accordance with the terms and provisions of Exhibit B hereto, which are incorporated herein as if fully set forth herein.

5. Accrued Obligation. Although the Company’s obligations under this Plan are created and are outstanding as of the effective date of this Plan, these obligations with respect to a particular Participant will not mature, and will remain contingent, until such Participant has experienced an Involuntary Termination during the Protection Period and also delivered (and not revoked) the Release, as required under Section 9, which has become effective in accordance with its terms.

6. Other Terminations. If the Participant experiences a separation from service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) for any reason other than as a result of an Involuntary Termination during the Protection Period, then the Participant shall not be entitled to the severance benefits under Section 4 of this Plan.

7. Accrued Wages and Vacation, Expenses. In addition to the severance benefits under Section 4 of this Plan, with regard to a Participant whose employment terminates as a result of an Involuntary Termination during the Protection Period: (i) the Company shall pay the Participant any unpaid base salary due for periods prior to and including the Termination Date; (ii) the Company shall pay the Participant all of the Participant’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Participant, the Company shall reimburse the Participant for all expenses reasonably and necessarily incurred by the Participant in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law including, but not limited to, Section 409A of the Code.

8. Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, license, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets (including, if warranted under the circumstances, a subsidiary or parent of such successor) shall assume the Company’s obligations under this Plan and agree expressly to perform the Company’s obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term “Company” shall include any successor (or, if warranted, a subsidiary or parent of such successor) to the Company’s business and/or assets which is required to assume the Company’s obligations as described in this section or which becomes bound by the terms of this Plan by operation of law.

9. Execution of Release. As a condition of receiving the severance benefits under Section 4, the Participant shall execute and not revoke a general release of claims, which will also confirm any post-termination obligations and/or restrictions applicable to the Participant (the “Release”), such that the Release becomes effective no later than 60 days following the Termination Date (the “Release Deadline”). The severance benefits under Section 4 shall be paid on the date the Release is effective; provided, however, that, in the event the Participant’s separation occurs at a time during the calendar year where it would be possible for the Release to become effective in the calendar year following the calendar year in which the Participant’s separation occurs, any severance that would be considered deferred compensation (as defined in Section 409A of the Code) will be paid on the first payroll date following the Release Deadline.

10. Notices.

(a) General. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or three (3) days after having been mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, mailed notices shall be addressed to him or her at the home address that he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Notice of Termination. Any termination of employment by the Company with or without Cause or by the Participant for Good Reason shall be communicated by a notice of termination to the other party hereto given in accordance with this Section and the second paragraph of Section 11(c). Any such notice provided by the Company under circumstances constituting a for-Cause termination, or by the Participant under circumstances constituting such an Involuntary Termination, shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date. The failure by either party to include in the notice any fact or circumstance which contributes to a showing of a for-Cause termination or an Involuntary Termination shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing such party’s rights hereunder.

11. Definition of Terms. The following terms referred to in this Plan shall have the following meanings:

(a) Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Participant in connection with his or her responsibilities as an employee which is intended to result in substantial personal enrichment of the Participant; (ii) the Participant’s conviction of a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; (iii) a willful act by the Participant that constitutes misconduct and is materially injurious to the Company, or (iv) continued willful violations by the Participant of the Participant’s obligations to the Company after there has been delivered to the Participant a written demand for performance from the Company that describes the basis for the Company’s belief that the Participant has not substantially performed his or her duties.

(b) Change in Control. “Change in Control shall mean:

(i) During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii) Any “person” (as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d 3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 30% (but less than 50%) of Company Voting Securities by such person;

(iii) The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 90% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

(c) Good Reason. “Good Reason” shall mean (i) without the Participant’s express written consent, a material reduction or alteration of the Participant’s duties, position or responsibilities relative to the Participant’s duties, position or responsibilities in effect immediately prior to such reduction or alteration, or the removal of the Participant from such position, duties or responsibilities; (ii) without the Participant’s express written consent, a material reduction by the Company of the Participant’s base salary as in effect immediately prior to such reduction; (iii) without the Participant’s express written consent, the relocation of the Participant’s principal place of employment with the Company by more than fifty (50) miles; or (iv) a material breach of this Plan, including, but not limited to the failure of the Company to obtain the assumption of this Plan by any successors as contemplated in Section 8.

Notwithstanding the foregoing, an Involuntary Termination shall not be deemed to occur on account of Good Reason until the Company has received written notice from the Participant of the occurrence of an event described in the above definitions of “Good Reason” and had thirty (30) calendar days after the Company’s receipt of such notice to cure or remedy such event (the “Remedy Period”). In order to be effective, an Involuntary Termination for Good Reason must occur within ten (10) business days after the end of the Remedy Period in which the Company failed to cure or remedy the event giving rise to such termination and the Participant must have provided the foregoing written notice of the occurrence of the event giving rise to such termination to the Company within ninety (90) days of the Participant’s awareness of the initial existence of the applicable circumstances constituting Good Reason. The items referenced above constitute the exclusive list of the reasons that shall be considered Good Reason for the treatment of a termination of a Participant’s employment by the Participant as an Involuntary Termination.

(d) Involuntary Termination. “Involuntary Termination” shall mean the termination of the employment of a Participant by the Company without Cause or by the Participant for Good Reason.

(e) Protection Period. “Protection Period” shall mean the period commencing three months prior to and ending on the one-year anniversary of a Change in Control.

(f) Termination Date. “Termination Date” shall mean the effective date of any “Separation from Service” within the meaning of Section 409A of the Code with respect to a Participant.

12. Miscellaneous Provisions.

(a) Amendment or Termination. The Board may in its sole discretion amend or terminate this Plan at any time and in any manner; provided, however, that no such amendment or termination shall take effect earlier than twelve (12) months following the date the amendment or termination is adopted by the Board without the written consent of the affected Participant, other than any amendment that is necessary to comply with applicable law; provided further that notwithstanding anything to the contrary contained in this paragraph or in this Plan, it is the parties’ intent that no payment made or to be made hereunder shall be subject to the provisions of Section 409A(a)(1)(B) of the Code and, accordingly, the parties agree that this Plan and the Participants’ rights under it shall be amended to conform to their intent as set forth in this proviso.  Notwithstanding the foregoing, the Company’s chief executive officer and the Company’s president (each, a “Designated Officer”) shall have the authority to (i) designate employees, other than employees who are “officers” as defined in Rule 16a-1(f) of the Exchange Act (or any successor rule) (“Non-Officer Employees”), as Participants, (ii) change the Benefit Period applicable to Non-Officer Employees who are Participants, and (iii) remove Non-Officer Employees from participation, in accordance with the rules set forth in this Plan; provided, however, that no decrease in the Benefit Period or removal from participation in this Plan of a Non-Officer Employee Participant shall take effect earlier than twelve (12) months following the date such change or removal is approved by a Designated Officer without the written consent of the affected Participant, unless such change is necessary to comply with applicable law.

(b) Effect of Statutory Benefits. To the extent that any severance benefits are required to be paid to the Participant upon termination of employment with the Company as a result of any requirement of law or any governmental entity in any applicable jurisdiction, the aggregate amount of severance benefits payable pursuant to Section 3 shall be reduced by such amount.

(c) No Duty to Mitigate. A Participant shall not be required to mitigate the amount of any payment contemplated by this Plan, nor shall any such payment be reduced by any earnings that the Participant may receive from any other source.

(d) Waiver. No provision of this Plan may be waived or discharged unless the waiver or discharge is agreed to in writing and signed by the affected Participant and by an authorized officer of the Company (other than the Participant). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e) Integration. This Plan supersedes all prior or contemporaneous agreements, whether written or oral, with respect to this Plan; provided that, for clarification purposes, this Plan shall not affect any agreements between the Company and each Participant regarding intellectual property matters, non-solicitation restrictions or confidential information of the Company. In addition, except as set forth above and in Exhibit B, nothing in this Plan shall be construed as impacting any equity award granted to a Participant.

(f) Choice of Law. The validity, interpretation, construction and performance of this Plan shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(g) Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h) Withholding and Employment Taxes. Participants shall be responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply to any payment made hereunder. A Participant’s receipt of any benefit hereunder is conditioned on his or her satisfaction of any applicable withholding or similar obligations that apply to such benefit, and any cash payment owed hereunder will be reduced to satisfy any such withholding or similar obligations that may apply.

(i) Section 409A of the Code.

(i) This Plan is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder. The Company shall undertake to administer, interpret, and construe this Plan in a manner that does not result in the imposition on a Participant of any additional tax, penalty, or interest under Section 409A of the Code. If the Company determines in good faith that any provision of this Plan would cause Participants to incur an additional tax, penalty, or interest under Section 409A of the Code, the Board may, without the consent of any Participant amend this Plan as may be necessary to ensure compliance with the distribution provisions of Section 409A of the Code or as otherwise needed to ensure that this Plan complies with Section 409A of the Code. The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to a Participant under this Plan. The Company shall not be liable to any Participant for any payment made under this Plan that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Plan as an amount includible in gross income under Section 409A of the Code.

(ii) “Termination of employment,” “resignation,” or words of similar import, as used in this Plan means, for purposes of any payments under this Plan that are payments of deferred compensation subject to Section 409A of the Code, the Participant’s “separation from service” as defined in Section 409A of the Code.

(iii) If upon an Participant’s “separation from service” (within the meaning of Code Section 409A) with the Company, such Participant is then a “specified employee” (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A which is payable as a result of and within six (6) months following such separation from service until the earlier of: (a) the first business day of the seventh month following such Participant’s separation from service, or (b) ten (10) days after the Company receives written notification of such Participant’s death. All such delayed payments shall be made without accrual of interest.

(iv) Notwithstanding anything to the contrary contained in any other document or agreement pursuant to which a Participant becomes entitled to severance payments that constitute “deferred compensation” within the meaning of Section 409A of the Code, the form and timing of such payments shall be determined based on the form and timing rules set forth in this Plan.

(j) Arbitration. The terms and provisions of Exhibit C hereto are incorporated herein as if fully set forth herein.

Exhibit A

PARTICIPANTS; BENEFIT PERIODS

Tier 1 Participants

Greg Gorgas, Senior Vice President, Commercial
Brandi Roberts, Vice President, Finance

Tier 2 Participants

[TBD by Designated Officers]

Benefit Period

Tier 1 Participants – 9 months

Tier 2 Participants – 6 months

Exhibit B

LIMITATION ON PAYMENTS

In the event it shall be determined that any compensation by or benefit from the Company to the Participant or for the Participant’s benefit, whether pursuant to the terms of this Plan or otherwise (collectively, the “Payments”), (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Participant’s benefits under this Plan shall be either:

(a) delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Participant on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and the Participant otherwise agree in writing, any determination required under this Exhibit B shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this Exhibit B, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Exhibit B. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Exhibit B.

In the event that Payments must be reduced, then the Payments will be reduced in accordance with the following order of priority: (a) first, Full Credit Payments (as defined below) will be reduced in reverse chronological order such that the payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first Payment to be reduced until such Payment is reduced to zero, and then the Payment owed on the next latest date following occurrence of the event triggering the Excise Tax will be the second Payment to be reduced until such payment is equal to zero, and so forth, until all such Full Credit Payments have been reduced to zero, and (b) second, Partial Credit Payments (as defined below) will be reduced in a manner such as to obtain the best economic benefit for the Participant so that after giving effect to such reduction, the Participant retains the greatest economic value of such Partial Credit Payments. “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment by one dollar. “Partial Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this letter or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment by an amount that is less than one dollar. For clarification purposes only, a “Partial Credit Payment” would include a stock option as to which vesting is accelerated upon an event that triggers the Excise Tax, where the in the money value of the option exceeds the value of the option acceleration that is added to the parachute payment.

Exhibit C

ARBITRATION

Any dispute or controversy arising out of, relating to, or in connection with this Plan, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in the County of San Diego, State of California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “ Rules ”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. The Participant and the Company consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Plan or relating to any arbitration in which the parties are participants.

Nothing in this Exhibit C modifies the Participant’s at-will employment status. Either the Participant or the Company can terminate the employment relationship at any time, with or without Cause.

SUBMISSION OF ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS PLAN, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF THE PARTY’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/PARTICIPANT RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq.; and

ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.